FOR IMMEDIATE RELEASE:

OTCBB - GBCS

Global Casinos Announces Central City’s Passage of Increased Wager Limits and Expanded Gaming

BOULDER, Colo. – Jan. 22, 2009 – Global Casinos, Inc. (OTCBB: GBCS) today announced that Central City, Colo. has become the third of Colorado’s three gaming communities to authorize an increase in wager limits to $100 from the current $5 limit.  Approval of a Jan. 20 ballot measure also authorized 24-hour casino operations and the addition of roulette and craps as permitted games.

Central City voters approved the ballot measure by a margin of 212 – 16. The new rules go into effect on July 1, 2009.  Global Casinos operates the Doc Holliday Casino in Central City, as well as the Bull Durham Casino in the neighboring town of Black Hawk, where voters passed a similar measure earlier this month.

About Global Casinos, Inc.

Global Casinos, Inc. owns and operates the Bull Durham Saloon and Casino and Doc Holliday Casino, located in Colorado’s limited stakes gaming districts of Black Hawk and Central City, respectively.

Safe Harbor Statement

Certain statements in this news release that are not historical facts are forward-looking statements, such as statements relating to anticipated enhancements in the Company’s financial performance, and future development or expansion activities.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect performance and financial results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions), risks related to development and construction activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended June 30, 2008.

CONTACTS:

Clifford L. Neuman

Geoff High

President and CEO

Principal

Global Casinos, Inc.

Pfeiffer High Investor Relations, Inc.

303-449-2100

303-393-7044